SIDLEY AUSTIN llp ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

FOUNDED 1866
June 9, 2006
Exhibit 8
Principal Life Insurance Company
711 High Street
Des Moines, Iowa 50392
Principal Financial Group, Inc.
711 High Street
Des Moines, Iowa 50392

Re:	Principal Life Income Fundings Trust 20 – $50,000,000 Secured Medium-Term (Callable) Notes due 2011
Ladies and Gentlemen:
     We have acted as special counsel to Principal Life Insurance Company, an Iowa life insurance company (“Principal Life”), and Principal Financial Group, Inc., a Delaware corporation (“PFG”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by Principal Life and PFG, of a Registration Statement on Form S-3 (File Nos. 333-129763 and 333-129763-01) on November 16, 2005, as amended by Amendment No. 1 filed with the Commission on December 22, 2005, Amendment No. 2 filed with the Commission on January 25, 2006, Amendment No. 3 filed with the Commission on February 14, 2006 and Amendment No. 4 filed with the Commission on February 14, 2006, (including the documents incorporated by reference therein, the “Registration Statement”), including a prospectus (the “Prospectus”) relating to secured notes to be issued by newly formed common law trusts formed under the laws of the State of New York, a prospectus supplement relating to secured medium-term notes to be issued by the trusts to institutional investors (the “Institutional Prospectus Supplement”), a prospectus supplement relating to the Principal® Life CoreNotes® to be issued by the trusts and a prospectus supplement relating to secured medium-term retail notes to be issued by the trusts.
     The Registration Statement provides for: (i) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, aggregate principal amount of notes to be issued by the trusts, (ii) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, of Principal Life’s funding agreements to be sold to the trusts in connection with the sale of notes; and (iii) the registration of the guarantees to be issued by PFG to each trust which fully and unconditionally guarantee the payment obligations of Principal Life under the funding agreements. This opinion letter is
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PRINCIPAL LIFE INSURANCE COMPANY PRINCIPAL FINANCIAL GROUP, INC. JUNE 9, 2006 PAGE 2	CHICAGO
delivered to you in connection with the issuance by Principal Life Income Fundings Trust 20 (the “Trust”) of $50,000,000 aggregate principal amount of the Trust’s Secured Medium-Term Notes (the “Notes”).
     In furnishing this opinion, we have reviewed: (i) the Registration Statement, the Prospectus, the Institutional Prospectus Supplement, and the pricing supplement dated June 2, 2006 (the “Pricing Supplement”), (ii) the trust agreement, dated as of the date of the Pricing Supplement (the “Trust Agreement”), which adopts and incorporates the standard trust terms dated February 16, 2006, between U.S. Bank Trust National Association, as trustee, and GSS Holdings II, Inc., as trust beneficial owner, (iii) the indenture (the “Indenture”), which adopts and incorporates the standard indenture terms dated February 16, 2006, between Citibank, N.A., as indenture trustee and the Trust, (iv) the Distribution Agreement, dated February 16, 2006 entered into by and among Principal Life, PFG and the agents named therein, acknowledged and agreed to by the Trust pursuant to the terms agreement dated as of the date of the Pricing Supplement executed by the Trust through the execution of the Omnibus Instrument, (v) the Omnibus Instrument, dated June 2, 2006, that includes the Trust Agreement and the Indenture executed in connection with the creation of the Trust and the issuance by the Trust of the Notes, (vi) the Closing Instrument, dated June 9, 2006, (vii) the Notes, (viii) Funding Agreement No. 7-07984 (the “Funding Agreement”), executed by Principal Life, and (ix) the Guarantee, dated as of the Effective Date (as defined in the Funding Agreement), executed by PFG.
     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, the discussion set forth in the Institutional Prospectus Supplement under the heading “Material United States Federal Income Tax Considerations,” to the extent describing matters of United States federal income tax law or legal conclusions with respect thereto, is our opinion.
     In rendering the opinion set forth above, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the United States Treasury Department (the “Regulations”), pertinent judicial authorities, rulings and other administrative interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial authorities, rulings, and administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinion stated herein.
     This opinion is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this letter to reflect any circumstances which may hereafter come to our attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

PRINCIPAL LIFE INSURANCE COMPANY PRINCIPAL FINANCIAL GROUP, INC. JUNE 9, 2006 PAGE 3	CHICAGO
     We hereby consent to the filing of this letter as an exhibit to the Current Report on Form 8-K filed by Principal Life in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Sidley Austin LLP